EXHIBIT 5

                   [LEAGRE CHANDLER & MILLARD LLP LETTERHEAD]


September 26, 2000



PlanetGood Technologies, Inc.
7202 East 87th Street
Indianapolis, Indiana 46256


Gentlemen:

     We have acted as counsel to PlanetGood Technologies, Inc., an Indiana corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering 350,000 shares of the Company's common stock, $0.001 par value per share (the "Shares"), to be issued pursuant to a Consulting Agreement, dated September 11, 2000, between the Company and Jake Canceli (the "Consulting Agreement").

     Based on our review of the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, the Consulting Agreement and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, when issued pursuant to the Consulting Agreement, and assuming that the Company receives the services comtemplated by the Consulting Agreement, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Leagre Chandler & Millard LLP
                                        LEAGRE CHANDLER & MILLARD LLP